Exhibit h(21)

AMENDMENT NO. 6

TO

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment No. 6 To Amended And Restated Transfer Agency And Services Agreement, dated as of October 30, 2018 (“Amendment No. 6”), is being entered into by and among BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Domini Investment Trust (“Investment Company”), on its own behalf and on behalf of each Portfolio of the Investment Company listed on Schedule C of the Current Agreement (as defined below), each in its individual and separate capacity. Capitalized words used in this Amendment No. 6 but not defined in this Amendment No. 6 shall have the meaning ascribed to them in the Current Agreement.

Background

BNYM (under its former name, PFPC Inc.) and the Investment Company (under its former name, Domini Social Investment Trust) previously entered into the Amended And Restated Transfer Agency And Services Agreement, dated as of June 2, 2008 (“Original Agreement”), BNYM (under its former name, PNC Global Investment Servicing (U.S.) Inc.) and the Investment Company (under its former name, Domini Social Investment Trust) previously entered into amendments to the Original Agreement, dated as of May 1, 2009 and July 1, 2010, and BNYM and the Investment Company entered into Amendment No. 3 To Amended And Restated Transfer Agency And Services Agreement, dated as of July 1, 2017, Amendment No. 4 To Amended And Restated Transfer Agency And Services Agreement, dated as of March 1, 2018 (collectively, the Original Agreement and all amendments thereto through March 1, 2018 are referred to herein as the “Current Agreement”), and Amendment No. 5 To Amended And Restated Transfer Agency And Services Agreement, dated as of September 21, 2018 (“Amendment No. 5”). The parties intend that the Current Agreement be further amended as set forth in this Amendment No. 6.

Pursuant to Section 13.2 of the Current Agreement BNYM provided the Investment Company and Portfolios with a notice of non-renewal dated March 23, 2018 (“March 23 Non-Renewal Notice”) which the parties mutually agree, in the absence of any further action by the parties, would have caused the Current Agreement to terminate at 11:59 PM (Eastern Time) on September 30, 2018. Amendment No. 5 extended the termination time of the Current Agreement to 11:59 PM (Eastern Time) on October 31, 2018. The parties wish to further extend the time and date that the Current Agreement will terminate by virtue of the March 23 Non-Renewal Notice and accordingly are entering into this Amendment No. 6.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as set forth above and as follows:

1. Extension Of Termination Date. BNYM and Investment Company agree that the time and date that the Current Agreement shall terminate due to the sending and receipt of the March 23 Non-Renewal Notice shall be 11:59 PM on December 31, 2018. For avoidance of doubt, this provision is intended to be interpreted not to require any further notice of non-renewal for the Current Agreement to terminate at such time and date.

2. Remainder of Current Agreement. Except as explicitly amended by this Amendment No. 6, the terms and provisions of the Current Agreement are hereby ratified and remain in full force and effect.

3. Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 6.

4. Entire Agreement. This Amendment No. 6 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5. Facsimile Signatures; Counterparts. This Amendment No. 6 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 6 or of executed signature pages to this Amendment No. 6 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 6.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 6 to be executed by their duly authorized officers as of the day and year first written above.

Domini Investment Trust,		BNY Mellon Investment Servicing (US) Inc.
on its own behalf and on behalf of each Portfolio
listed on Schedule C to the Current Agreement,
each in its separate and individual capacity

By:	/s/ Carole M. Laible	By:	/s/ Robert C. Jordan
Name: Carole M. Laible		Name: Robert C. Jordan
Title: President		Title: Managing Director